EXHIBIT (A)(14)


         SECOND SUPPLEMENT TO THE OFFER TO PURCHASE DATED MARCH 31, 1997

                              SB ACQUISITION CORP.

                          A WHOLLY OWNED SUBSIDIARY OF

                                 WHX CORPORATION

               OFFERS TO PURCHASE FOR CASH UP TO 649,000 SHARES OF

                COMMON STOCK (INCLUDING THE ASSOCIATED RIGHTS) OF

                         DYNAMICS CORPORATION OF AMERICA

                           AT A PRICE OF $45 PER SHARE



                            ------------------------


THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, APRIL 29, 1997, UNLESS THE OFFER IS EXTENDED. THE OFFER IS NOT SUBJECT TO ANY MINIMUM NUMBER OF SHARES BEING TENDERED.


                            ------------------------


                                    IMPORTANT

         Any shareholder desiring to tender all or any portion of such shareholder's Shares (as defined herein) should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such shareholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile thereof) and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or a facsimile thereof) or deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 prior to the expiration of the Offer or (ii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder.

         A shareholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares. Any shareholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in the Offer to Purchase on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 of the Offer to Purchase.

         Questions and requests for assistance or for additional copies of the Offer to Purchase, the First Supplement thereto, this Second Supplement thereto, the revised Letter of Transmittal or other tender offer materials, may be directed to the Information Agent (as defined herein) at its address and telephone number set forth on the back cover of this Supplement.



April 15, 1997

TO THE HOLDERS OF COMMON STOCK OF DYNAMICS CORPORATION AMERICA:

                                  INTRODUCTION

         The following information amends and supplements the Offer to Purchase dated March 31, 1997 (the "Offer to Purchase"), as amended and supplemented by the First Supplement thereto, dated April 10, 1997 (the "First Supplement") and this Second Supplement thereto, dated April 15, 1997 (the "Second Supplement"), of SB Acquisition Corp., a New York corporation ("Purchaser") and a wholly-owned subsidiary of WHX Corporation, a Delaware corporation ("Parent") pursuant to which Purchaser is offering to purchase 649,000 shares of common stock, par value $.10 per share (the "Shares") of Dynamics Corporation of America, a New York corporation (the "Company"), including the associated Common Stock Purchase Rights issued pursuant to the Rights Agreement (the "Rights Agreement"), dated as of January 30, 1986, as amended on December 27, 1995, between the Company and First National Bank of Boston, as Rights Agent, at a price of $45 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, as amended and supplemented by the First Supplement and this Second Supplement, and in the related Letters of Transmittal (which, as amended from time to time, together constitute the "Offer").

         Except as otherwise set forth in this Second Supplement, the terms and conditions previously set forth in the Offer to Purchase and the First
Supplement remain applicable in all respects to the Offer, and this Second Supplement should be read in conjunction with the Offer to Purchase and the First Supplement. Unless the context requires otherwise, terms not defined herein have the meanings ascribed to them in the Offer to Purchase and the First Supplement.

         According to the Company's Proxy Statement dated March 26, 1997, as of March 14, 1997 there were 3,815,194 Shares outstanding. The Purchaser already owns 109,861 Shares (approximately 2.9%).

         Procedures for tendering Shares are set forth in Section 3 of the Offer to Purchase.

         THIS OFFER TO PURCHASE, THE FIRST SUPPLEMENT, THIS SECOND SUPPLEMENT AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                       ----------------------------------

         1.       PROCEDURES FOR TENDERING SHARES.

         The discussion set forth in Section 3 of the Offer to Purchase is hereby amended and restated as follows:

         Valid Tender of Shares. In order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (in the case of any book-entry transfer), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at one of such addresses or Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below.

         THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH A BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

         BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at each of the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to

Purchase, and any financial institution that is a participant in either of the Book-Entry Transfer Facilities' system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of shares into the Depositary's account at a Book Entry Transfer Facility as described above is referred to as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

         SIGNATURE GUARANTEE. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program (each, an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

         If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

         GUARANTEED DELIVERY. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

                (i)   the tender is made by or through an Eligible Institution;

                (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser herewith, is received by the Depositary as provided below prior to the Expiration Date; and

                (iii) in the case of a guarantee of Shares, the Share Certificates for all tendered Shares, in proper form for transfer, or a Book-Entry Confirmation, together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantee (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by such Letter of Transmittal, are received by the Depositary within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

         Any Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

         IN ALL CASES, SHARES SHALL NOT BE DEEMED VALIDLY TENDERED, UNLESS A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL (OR A FACSIMILE THEREOF) IS RECEIVED BY THE DEPOSITARY.

         Notwithstanding any other provision hereof, payment for Shares purchased pursuant to the Offer will, in all cases, be made only after timely receipt by the Depositary of (i) the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, if available, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and (iii) any other documents required by the Letter of Transmittal.

         DISTRIBUTION OF RIGHTS. Holders of Shares will be required to tender one Right for each Share tendered to effect a valid tender of such Share. Unless and until the Distribution Date (as defined in Section 7 below) occurs, the Rights are represented by and transferred with the Shares. Accordingly, if the Distribution Date does not occur prior to the Expiration Date of the Offer, a tender of Shares will constitute a tender of the associated Rights. If a Distribution Date has occurred, certificates representing a number of Rights equal to the number of Shares being tendered must be delivered to the Depositary in order for such Shares to be validly tendered. If a Distribution Date has occurred, a tender of Shares without Rights constitutes an agreement by the tendering shareholder to deliver certificates representing a number of Rights equal to the number of Shares tendered pursuant to the Offer to the Depositary within three NYSE trading days after the date such certificates are distributed. Purchaser reserves the right to require that it receive such certificates prior to accepting Shares for payment. If a Distribution Date has occurred, unless the Rights are redeemed prior to the Expiration Date, shareholders who sell their rights separately from their Shares and do not otherwise acquire Rights may not be able to satisfy the requirements of the Offer for the tender of Shares. Payment for Shares tendered and purchased pursuant to the Offer will be made only after timely receipt by the Depositary of, among other things, such certificates, if such certificates have been distributed to holders of Shares. Purchaser will not pay any additional consideration for the Rights tendered pursuant to the Offer.

         DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by Purchaser in its sole discretion, whose determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Shares may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived.

         Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. None of Parent, Purchaser, the Company, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

         APPOINTMENT AS PROXY. By executing a Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of Purchaser as such shareholder's proxies, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser (and any and all noncash dividends, distributions, rights, other Shares, or other securities issued or issuable in respect of such Shares). All such proxies shall be considered coupled with an interest in the tendered Shares. This appointment will be effective if, when, and only to the extent that, Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given. The designees of Purchaser will, with respect to the Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual, special, adjourned or postponed meeting of the Company's shareholders, by written consent or otherwise, and Purchaser reserves the right to require that, in order for Shares or other securities to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

         TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN SHAREHOLDERS OF THE PURCHASE PRICE FOR SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH SHAREHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH SHAREHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A SHAREHOLDER, THE DEPOSITARY IS REQUIRED TO

WITHHOLD 31% OF ANY PAYMENTS MADE TO SUCH SHAREHOLDER. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

         Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

         2.       BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

         The discussion set forth in Section 10 of the Offer to Purchase is hereby amended and supplemented as follows:

         On April 14, 1997, the Company issued the following press release:

                  "GREENWICH, CONNECTICUT (April 14, 1997)--Dynamics Corporation of America (NYSE: DYA) announced today that its Board of Directors has voted unanimously to recommend that shareholders reject the unsolicited offer by WHX Corporation (NYSE: WHX) to acquire up to 649,000 shares of the Company's common stock (or approximately 17% of the outstanding shares) at a price of $45 per share and that they not tender their shares to WHX.

                  The Board of Directors concluded that the WHX offer is inadequate, is not in the best interests of the Company and its shareholders and does not adequately reflect the value or prospects of the Company.

                  In arriving at its determination and recommendation, the Board gave careful consideration to a number of factors, including the opinion of Wasserstein Perella & Co., Inc., the Company's financial advisor, that the offer price is inadequate from a financial point of view.

                  The Board of Directors also determined to explore alternative transactions to maximize shareholder value.

                  The Company also announced that the Board of Directors, in order to provide the Board of Directors with additional time with which to explore alternatives, has determined to postpone the upcoming annual meeting of shareholders, originally scheduled for May 2, 1997, until August 1, 1997. To provide for stability and continuity, the Board has also increased the size of the Board of Directors to nine members (resulting in the Board of Directors being divided into three classes) and adopted certain amendments to the Company's by-laws.

                  The new directors are John A. Thompson, a principal of IMCOR, a management consulting firm, and Ronald Steiner, President of
         International Electronic Research Corporation, a subsidiary of the Company.

                  The Company has retained Skadden, Arps, Slate, Meagher & Flom LLP to act as its legal advisor.

                  The Company also announced today that it had filed with the Securities and Exchange Commission, and will mail to shareholders shortly, a Solicitation/Recommendation Statement on Schedule 14D-9 setting forth the Company's recommendation with respect to WHX's offer. Additional information with respect to the Board's decision to recommend that shareholders reject the WHX offer is contained in the
         Schedule 14D-9.

                  Dynamics Corporation of America is a diversified company which manufactures electronic components, mobile vans and transportable shelters for specialized electronic and medical diagnostic equipment, portable electric housewares and commercial appliances, air distribution equipment, specialized air-conditioning equipment and generator sets. The Company currently holds a 44.1% stake in CTS Corporation, an Indiana corporation headquartered in Elkhart whose shares are listed on the New York Stock Exchange (NYSE: CTS) and which manufactures electronic and electromechanical components for the automotive, data processing, communications equipment, instruments and controls, defense and aerospace and consumer electronic markets."

         In light of the foregoing, Parent is not currently seeking to solicit proxies for the Annual Meeting.

         3.       CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS

         The discussion set forth in Section 14 of the Offer to Purchase is hereby amended and supplemented by adding the following text at the end thereof:

         CERTAIN LITIGATION. On April 14, 1997, the Company filed a complaint for declaratory, injunctive and other relief against Purchaser and Parent in the United States District Court, District of Connecticut, alleging, among other things, that the Offer to Purchase and Parent's preliminary proxy materials contain materially false and misleading statements and omissions including that:

                  (a) Despite express denials by Parent to the contrary, Parent is part of an alleged group under Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") with Warren Lichtenstein, Steel Partners II, L.P. and Steel Partners Services Ltd. (collectively, "Lichtenstein"), who together allegedly own in excess of 5% of the Shares;

                  (b)      Consequently,  because  Parent is part of an  alleged
         Section 13(d) group, upon completion of the Offer, the Merger would be prohibited for five years by Section 912(b) of the New York Business Corporation Law ("NYBCL");

                  (c)      Consequently,  because  Parent is part of an  alleged
         Section 13(d) group, the completion of the Offer would trigger exercise of Rights under the Rights Agreement;

                  (d) If the Offer is completed, approval of the Merger would have to be obtained by the affirmative vote of the holders of 80% of the Shares entitled to vote rather than two-thirds of such Shares as stated in the Offer; and

                  (e) Amendment to the Company's By-laws requires the affirmative vote of 80% of the Company's Shareholders, not the majority as stated by Parent in its preliminary proxy statement.

         The complaint seeks, among other things, an order directing Parent to file corrective disclosure, and an order enjoining Parent from any future action under the Offer or the proxy solicitation, pending compliance by Parent with federal securities laws.

         This summary is qualified by reference to the text of the complaint, a copy of which is filed as Exhibit (a)(19) to Purchaser's Schedule 14D-1.

         The Offer to Purchase disclosed that the affirmative vote of the holders of two-thirds of the Shares entitled to vote would be required to consummate the Merger. According to the complaint filed by the Company, Article XV of the Company's Certificate of Incorporation, as amended in 1975, applies to such a transaction. Such Article provides, among other things, that 80% of the outstanding voting stock of the Company is required to approve a merger of the Company with another person if the other person is the "beneficial owner" of 5% or more of the outstanding voting stock unless (i) the transaction is consistent with a memorandum of understanding approved by the Company's Board of Directors prior to the time such person shall have become the beneficial owner of 5% or more of the outstanding voting stock or (ii) the Company and its subsidiaries own a majority of the outstanding voting stock of such person.

         Alternatively, according to the complaint filed by the Company, if Purchaser or Parent are deemed to be part of a Schedule 13(d) group with Lichtenstein and as a result are deemed to hold more than 20% of the outstanding Shares of the Company, Purchaser or Parent may be required to comply with
Section 912(b) of the NYBCL. Section 912(b) prohibits any person who is the "beneficial owner" of 20% or more of the outstanding voting stock of a corporation (and therefore is an "interested shareholder") from engaging in certain business combinations (including a merger) with such corporation for a period of five years following the date on which such person first became an interested shareholder, unless the transaction by which such person became an interested shareholder or the business combination is approved by the board of directors of the corporation prior to the date on which such person became an interested shareholder, or the transaction is approved by a majority of disinterested shareholders, or certain "fair price" provisions are met.

         The Company alleges in its complaint that Parent is part of a group under Section 13(d) of the Exchange Act with Lichtenstein. As disclosed in the Offer to Purchase, Parent expressly disclaims that there is any group with Lichtenstein under Section 13(d).

         Purchaser and Parent hereby provide  corrective  disclosure that (i) if
Article XV of the Company's Certificate of Incorporation is applicable and Purchaser acquires 5% of the Shares pursuant to the Offer or otherwise, the affirmative vote of the holders of 80% of the Shares may be required to approve the Merger, and (ii) if Purchaser and Parent are deemed to be part of a Schedule 13(d) group with Lichtenstein and if at any time Purchaser or Parent are deemed to be a beneficial owner of more than 20% of the Company's outstanding Shares,
(x) Purchaser and Parent may be obligated to comply with the terms of Section 912(b) of the NYBCL and (y) the Rights issued under the Rights Agreement could be triggered, thereby resulting in potential dilution to Parent's ownership position. Purchaser and Parent reserve their rights to challenge the validity and applicability of any such provisions or any such law allegedly applicable to Purchaser or Parent, and nothing in the Offer to Purchase, the First Supplement or this Second Supplement nor any action taken in connection therewith or herewith is intended as a waiver of such rights.

         Purchaser and Parent intend to seek judicial resolution that Article XV of the Company's Certificate of Incorporation is preempted by Section 912(b) of the NYBCL.

         The Company also alleges that Parent violated federal law in that it misrepresented the view of certain members of the SEC Staff on certain provisions of the Offer. Initially, the Offer was (i) open to shareholders of the Company that satisfied a "Record Holder Condition" pursuant to which Purchaser would purchase Shares only from certain tendering shareholders who could transfer or deliver a valid proxy for the Annual Meeting and (ii) subject to automatic adjustment in the number of Shares to be purchased upon an amendment to the Rights Agreement without giving rise to any extension of the expiration, proration or withdrawal dates of the Offer. On April 10, 1997, Purchaser amended the Offer to remove these provisions and provided the requisite corrective disclosure as requested by the Staff of the SEC.

         Parent hereby provides corrective disclosure for its preliminary proxy statement filed with the SEC in respect of the approval required to amend the Company's By-Laws. The Company's Certificate of Incorporation provides that the vote of the holders of 80% of the outstanding voting stock of the Company is required for shareholders to adopt, amend or repeal the By-Laws of the Company. On April 14, 1997, the Company publicly disclosed that it had repealed an inconsistent and therefore ineffective By-Law provision which was the basis of the foregoing statement by Parent. Parent intends to disclose such newly clarified voting requirement in its definitive proxy materials which may be mailed to Shareholders in connection with the Annual Meeting.

         4. PURPOSE OF THE OFFER; THE MERGER OFFER; PROXY SOLICITATION; PLANS FOR THE COMPANY.

         The discussion set forth in Section 11 of the Offer to Purchase is hereby amended and supplemented as follows:

         The Offer to Purchase had disclosed that the affirmative vote of the holders of two-thirds of the Shares entitled to vote would be required to consummate the Merger. Purchaser and Parent hereby provide corrective disclosure that (i) if Article XV of the Company's Certificate of Incorporation is applicable and Purchaser acquires 5% of the Shares pursuant to the Offer or otherwise, the affirmative vote of the holders of 80% of the Shares may be required to approve the Merger, and (ii) if Purchaser and Parent are deemed to be part of a Schedule 13(d) group with Lichtenstein and if at any time Purchaser or Parent are deemed to be a beneficial owner of more than 20% of the Company's outstanding Shares, (x) Purchaser and Parent may be obligated to comply with the terms of Section 912(b) of the NYBCL and (y) the Rights issued under the Rights Agreement could be triggered, thereby resulting in potential dilution to Parent's ownership position. Purchaser and Parent reserve their rights to challenge the validity and applicability of any such provision or any such law allegedly applicable to Purchaser or Parent, and nothing in the Offer to Purchase, the First Supplement or this Second Supplement nor any action taken in connection therewith or herewith is intended as a waiver of such rights.

         5. MISCELLANEOUS. Parent and Purchaser have filed with the SEC an amendment to the Schedule 14D-1 pursuant to Rule 14d-3 of the General Rules and Regulations under the Securities Exchange Act, furnishing certain additional information with respect to the Offer, and may file further amendments thereto. The Schedule 14D-1, and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7 of the Offer to Purchase (except that they will not be available at the regional offices of the SEC).

         Except as modified by this Second Supplement, the terms set forth in the Offer to Purchase, the First Supplement, and the related Letters of Transmittal remain applicable in all respects to the Offer and this Second Supplement should be read in conjunction with the Offer to Purchase, the First Supplement and the related Letters of Transmittal.

                                             SB ACQUISITION CORP.

April 15, 1997

         Manually executed facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each shareholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        The Depositary for the Offer is:


                        HARRIS TRUST COMPANY OF NEW YORK


       By Mail:             By Overnight Courier:              By Hand:
  Wall Street Station     77 Water Street, 4th Floor        Receive Window
     P.O. Box 1023            New York, NY 10005      77 Water Street, 5th Floor
New York, NY 10268-1023                                   New York, NY 10005
                           By Facsimile Transmission:
                        (for Eligible Institutions Only)
                             (212) 701-7636 or 7637

                    For Information Telephone (call collect):
                                 (212) 701-7624






         Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                     The Information Agent for the Offer is:

                            GEORGESON & COMPANY INC.

                                Wall Street Plaza
                            New York, New York 10005
                            Telephone: (212) 440-9800

                                       or

                         CALL TOLL FREE: (800) 223-2064